Exhibit 10.1
Project T2 Term Sheet

November 6, 2024

This binding term sheet, by and among RE Closing Buyer Corp. (“TRG”) and Secured Land Transfers LLC (“AIS”), sets forth the principal terms and conditions (the “Term Sheet”) for a potential transaction to be entered into between the parties hereto or their respective affiliates (the “Transaction”). The parties acknowledge and agree that this Term Sheet is intended to be superseded by more definitive long-form agreements between the parties that will include additional terms (the “Definitive Agreements”). The parties will use commercially reasonable efforts to negotiate the Definitive Agreements in good faith consistent with this Term Sheet and such other terms, it being understood and agreed that until such time as the Definitive Agreements are executed and delivered by the parties and the Agencies (as defined below), this Term Sheet shall constitute a binding and enforceable agreement between the parties.

Initial TRG Investment
•$18.8M for preferred equity representing 10% of the existing equity of each of Independence Title Company (including one Texas title plant seat) and TitleOne (individually, an “Agency” and collectively, the “Agencies”). This initial purchase price values the Agencies at $188M (“Initial Value”).
•The preferred equity will have a 1.0x liquidation, will be convertible into common equity and will vote with the common equity on as-converted basis but otherwise functions the same as the remaining 90% common equity which will continue to be owned by AIS.

TRG Call Option
•TRG will receive a call option exercisable, upon 60 days’ notice, before the 3rd year anniversary of TRG’s 10% purchase to buy the remaining equity of the Agencies.
•Exercise price equals 90% times the Initial Value.
•In the event that, prior to the 3rd year anniversary of TRG’s 10% purchase of the Agencies, AIS determines to sell one or both Agencies pursuant to a bona fide offer from an unaffiliated third party, TRG shall have a right of first refusal exercisable within 30 days’ notice to purchase such Agency at the price offered in such bona fide third-party offer. In the event TRG does not exercise such right of first refusal, AIS shall have the right to drag TRG in such sale at a price equal to the greater of the AIS Call Price and the price offered by the third party.[1]

1 TRG Call Option to apply to each Agency, with applicable exercise price apportioned based on the relative EBITDA of the Agencies as of the date of exercise (anticipated to be approximately 58% to Independence Title Company and 42% to TitleOne).

AIS Call Option
•AIS will receive call options exercisable, upon 60 days’ notice, after the 3rd year anniversary of TRG’s 10% purchase to buy TRG’s 10% interests for $18.8M, plus dividends accruing at the rate of 6% per annum, compounding annually, commencing on the Transaction closing date and continuing through the date of the exercise of such call (less the dollar value of any dividends actually paid to TRG prior to any exercise of such call) (“AIS Call Price”).
•In connection with any sale of either or both Agencies following the 3-year anniversary and prior to the 5-year anniversary of TRG’s 10% purchase of the Agencies, AIS shall have drag rights over TRG’s equity at no less than the AIS Call Price.[2]

Mandatory Redemption
•After the 5-year anniversary of TRG’s 10% purchase of the Agencies, if neither of the call options have been exercised nor a sale of at least one Agency has not occurred, then AIS and its affiliates, within 60 days after such anniversary, shall redeem all of TRG’s remaining equity in the Agencies or sole remaining Agency, as applicable, for an amount equal to the AIS Call Price.

Board
•The board of each of the Agencies will have five directors. For so long as AIS holds more than 50% of the outstanding units of the applicable Agency, AIS shall be entitled to appoint four directors to the board of each of the Agencies. For so long as TRG holds at least (i) 5% of the outstanding units of the applicable Agency or (ii) the units issued to TRG pursuant to this investment, TRG will be entitled to appoint one director to the board of such Agency (the “TRG Director”).
•The governance arrangements and rules of each Agency will apply to all of its subsidiaries unless otherwise determined by the board of the applicable Agency (including the approval of the TRG Director).
•The TRG Director shall have the exclusive right to enforce any of the rights on behalf of the Agencies pursuant to the TSA (as defined below) and any other agreements relating to AIS Affiliate Transactions (as defined below).
•The Definitive Agreements will include customary protections regarding the directors and officers of the Agencies, including no personal liability of any director or officer, the waiver of fiduciary duties and implied covenants, corporate opportunities, exculpation and indemnification. The Agencies shall be the indemnitor of first resort with respect to the TRG Director.

Day to Day Oversight	•AIS to have day-to-day operational oversight and control of the Agencies so long as it continues to own >50% of the equity of the Agencies.
2 AIS Call Option to apply to each Agency, with applicable exercise price apportioned based on the relative EBITDA of the Agencies as of the date of exercise (anticipated to be approximately 58% to Independence Title Company and 42% to TitleOne).

TRG Protective Provisions
•In connection with its investment, TRG’s consent shall be required for each of the following:
oamending the organizational governance documents of the Agencies in a way that would disproportionately and adversely affect TRG; provided, that any amendment to enumerated provisions containing TRG-negotiated rights shall always require TRG consent;
oreclassifying equity interests of the Agencies or recapitalizing the Agencies, including by way of merger or reorganization;
oany material change in the primary nature of the business of the Agencies other than any reasonable extensions thereof;
oany liquidation, dissolution or winding up of the affairs of the Agencies;
oissuance of (i) debt or (ii) equity interests senior to the common interests (other than in connection with a drag-along sale);
oexcept as otherwise contemplated in the governance documents of the Agencies, or consistent with AIS’ past practice, any transaction between the Agencies, on the one hand, and AIS or any of its affiliates, on the other hand, on non-arms’ length terms (an “AIS Affiliate Transaction”); or
oany capital calls (provided, that AIS shall be permitted to make capital calls if it can reasonably demonstrate the need to do so. TRG shall not be obligated to make additional capital contributions to either Agency, in which case, AIS may contribute and dilute TRG’s interest).

Minority Rights
•In connection with its investment, TRG would receive minority rights customary for a transaction of this nature, including tag-along, preemptive rights, and information rights.
•TRG will have no personal liability for any liabilities of the Agencies, other members of the Agencies or creditors of the Agencies.

Transfers
•Each of AIS and TRG may directly or indirectly transfer its equity interests at any time, subject to the rights and restrictions set forth herein; provided, that in the event of any direct transfer of equity interests by AIS or TRG, the governance rights, call rights, mandatory redemption right and the right of first refusal of the transferring party shall terminate as such rights are personal to the respective parties and shall be non-transferrable other than to affiliates of the transferring party.
•Notwithstanding anything to the contrary herein, the transferee shall remain subject to the restrictions and obligations of the transferring party as set forth in the Definitive Agreements, and if AIS or its affiliates is the transferor, then AIS and its affiliates shall remain liable to pay to TRG the AIS Call Price in the event of a Mandatory Redemption as set forth herein to the extent such amount is not paid in full by the transferee (a “Default”). TRG shall be entitled to customary remedies and protective provisions in the Definitive Agreements, including in an event of Default: (i) additional interest, and (ii) requiring the applicable Agency to repurchase all of the equity held by TRG at the AIS Call Price plus additional interest.
•Nothing herein shall preclude transactions involving the transfer of equity of any affiliates of the Agencies; provided, however, that the Definitive Agreements will contain customary provisions to prevent the circumvention of the rights and restrictions set forth herein.

Dividends
•For so long as TRG owns at least (i) 10% of the outstanding units or (ii) the units issued to TRG pursuant to this investment:
oThe uses of cash generated by the Agencies shall be determined consistent with historical practice and in the ordinary course of business.
oInvestments to be made outside the ordinary course of business / in excess of preapproved thresholds / inconsistent with past practice shall be approved by the applicable Board and the CFO of Anywhere.
•Determination of Dividends:
oDividends will be paid bi-annually, based on pro rata ownership, if there remains free cash flow following the uses of cash set forth above.
oThis will be done in the month after second and fourth quarter-end.

Transition Services Agreement (“TSA”)
•For so long as TRG owns at least (i) 10% of the outstanding units or (ii) the units issued to TRG pursuant to this investment, AIS shall continue to provide support to the Agencies in a matter consistent with current practices and shall be compensated for such support based on market rates for the services provided.
•If TRG exercises its call option, TRG and AIS to negotiate a TSA in good faith with a term not to exceed one year and that is based on market rates for the services provided (e.g., HR, Tech, accounting, tax).

Exclusivity; End Date
•Each of the Agencies and AIS agrees that it, and its subsidiaries, stockholders, and any such parties’ respective officers, directors, employees, affiliates or representatives, shall not solicit, negotiate or accept any other proposals or offers related to the acquisition of any of such Agency’s capital stock or any substantial portion of such Agency’s assets (such proposal or offer, an “Alternative Proposal”) on or prior to May 31, 2025 (the “End Date”). The applicable Agency shall promptly, but in no event later than 24 hours, notify TRG after receipt of any Alternative Proposal. Upon execution of this Term Sheet, each Agency shall immediately cease and cause to be terminated any existing discussions or negotiations with any third parties with respect to any Alternative Proposal.
•This Term Sheet can be terminated by (i) either TRG or AIS, if the parties have not executed Definitive Agreements by the End Date, or (ii) TRG, if TRG determines, in its sole discretion, that any of the Conditions (as defined below) cannot be satisfied prior to the End Date; provided, that the End Date shall be extended for no less than 6 weeks in the event the receipt of any required regulatory approvals and required licenses are the condition that has not been met, and the parties are both working in good faith to obtain such approvals and licenses. Upon any such termination, this Term Sheet shall automatically cease to be of any force and effect without any further action by any of the parties.
•Absent the mutual agreement of TRG and AIS to terminate this Term Sheet, if either TRG or AIS terminates this Term Sheet (other than (i) in respect of a failure of a condition (other than the Diligence Condition) or (ii) as a result of the other party (A) ceasing to negotiate the Definitive Agreements in good faith or use commercially reasonable efforts to obtain any regulatory approvals necessary for the Transaction or (B) changing the material terms and conditions set forth in this Term Sheet in any material respect), or ceases to negotiate Definitive Agreements in good faith or ceases to use commercially reasonable efforts to obtain any regulatory approvals necessary for the Transaction, such party shall reimburse the other party for any reasonable and documented out-of-pocket expenses, including reasonable attorney’s fees, incurred by the other party following the date hereof in drafting and negotiating the Transaction and obtaining required regulatory approvals or required licenses in respect of the Transaction (such expenses, the “Reimbursable Expenses”), up to a maximum amount of $500,000 (the “Reimbursement Cap”). If either TRG or AIS terminates this Term Sheet as a result of the other party changing the material terms and conditions set forth in this Term Sheet in any material respect, such other party shall reimburse such terminating party for the Reimbursable Expenses, subject to the Reimbursement Cap. If TRG terminates this Term Sheet because TRG determines, in its sole discretion, that the Diligence Condition cannot be satisfied prior to the End Date, TRG shall reimburse AIS for the Reimbursable Expenses, subject to the Reimbursement Cap.

Conditions to Entry into Definitive Agreements
The obligations of the parties to enter into Definitive Agreements shall be subject to the satisfaction or waiver of the following conditions (collectively, the “Conditions”):
•Completion of confirmatory legal, business, regulatory and accounting due diligence, in a manner reasonably satisfactory to TRG (the “Diligence Condition”);
•The Agencies shall own, lease or license all assets necessary to operate their respective businesses as currently conducted in all material respects (taking into account the rights of the Agencies under the TSA and other agreements effecting the Transaction);
•Execution of Definitive Agreements in a form reasonably acceptable to each of AIS and TRG;
•Receipt of any necessary consents required pursuant to Anywhere’s debt documents, such that the assets of each Agency and all of the outstanding equity of each Agency, including the equity owned by TRG, in each case, will be free and clear of any liens, reasonably satisfactory to TRG; and
•Receipt of any (i) required regulatory approvals and (ii) required licenses in order for the applicable Agency to conduct its business, in each case, reasonably satisfactory to TRG.

This Term Sheet is accepted and agreed to as of the date first written above.

TRG:
RE CLOSING BUYER CORP.
By: /s/ Matthew S. Kabaker
Name: Matthew S. Kabaker
Title: President and Chief Executive Officer
AIS:
SECURED LAND TRANSFERS LLC
By: /s/ Donald J. Casey
Name: Donald J. Casey
Title: President & Chief Executive Officer, Anywhere Integrated Services LLC